Exhibit 10.1

EXECUTION COPY

GOLDMAN, SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 | Tel: 212 902 1000

Opening Transaction

To:	Semtech Corporation 200 Flynn Road Camarillo, California 93012-8790

A/C:	[account number]

From:	Goldman, Sachs & Co.

Re:	Collared Accelerated Stock Buyback

Ref. No:	As provided in the Supplemental Confirmation

Date:	May 30, 2007

This master confirmation (this “Master Confirmation”), dated as of May 30, 2007, is intended to supplement the terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman, Sachs & Co. (“GS&Co.”) and Semtech Corporation (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The terms of any particular Transaction shall be set forth in (i) a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation and (ii) a Trade Notification in the form of Schedule B hereto (a “Trade Notification”), which shall reference the relevant Supplemental Confirmation and supplement, form a part of, and be subject to such Supplemental Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation, each Supplemental Confirmation and the related Trade Notification evidence a complete binding agreement between Counterparty and GS&Co. as to the subject matter and terms of each Transaction to which this Master Confirmation, such Supplemental Confirmation and Trade Notification relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation, each Supplemental Confirmation and each Trade Notification supplement, form a part of, and are subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”) as if GS&Co. and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions, (iii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first” and (iv) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD50 million).

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation, each Supplemental Confirmation and each Trade Notification except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation, a Supplemental Confirmation and a Trade Notification relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation, any Trade Notification and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Trade Notification, (ii) such Supplemental Confirmation; (iii) this Master Confirmation; (iv) the Agreement; and (v) the Equity Definitions.

1. On the third Clearance System Business Day following the Trade Date for each Transaction (the “Initial Settlement Date”), GS&Co. will deliver to Counterparty a number of Shares equal to the Number of Shares for the relevant Transaction in the manner described in Section 18, and Counterparty will pay to GS&Co. cash in immediately available funds in an amount to be specified in the Supplemental Confirmation (the “Initial Purchase Price”) equal to the product of the Initial Share Price (as set forth below) and the Number of Shares. The additional terms of each Transaction set forth below are intended to be in substance and effect an adjustment to the Initial Purchase Price. Solely for the purposes of the Equity Definitions, each Transaction shall be treated as if it were a Share Forward Transaction. However, the parties acknowledge that the Transaction is a Share buyback transaction and is not intended to effect a net issuance of shares or raise equity capital for Counterparty. Set forth below are the terms and conditions which, together with the terms and conditions set forth in the related Supplemental Confirmation and the Trade Notification (in respect of the relevant Transaction), shall govern each such Transaction.

General Terms:

Trade Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Seller:	Counterparty

Buyer:	GS&Co.

Shares:	Common Stock, $0.01 par value, of Counterparty (Ticker: SMTC)

Number of Shares:	For each Transaction, as set forth in the Supplemental Confirmation.

Initial Share Price:	For each Transaction, as set forth in the Supplemental Confirmation.

Forward Price:	For each Transaction, the Initial Share Price for such Transaction.

Exchange:	NASDAQ Global Stock Market

Related Exchange(s):	All Exchanges

Prepayment\Variable Obligation:	Not Applicable

Counterparty Additional
Payment Amount:	For each Transaction, as set forth in the Supplemental Confirmation. Counterparty shall pay the Counterparty Additional Payment Amount to GS&Co. on the Initial Settlement Date.

Hedge Period:	The period from and including the Initial Settlement Date to and including the Hedge Completion Date (as adjusted in accordance with the provisions hereof).

Hedge Completion Date:	For each Transaction, as set forth in the Trade Notification, to be the Exchange Business Day on which GS&Co. finishes establishing its initial Hedge Positions in respect of such Transaction, as determined by GS&Co. in its sole discretion, which date shall be subject to any limitations set forth in the Supplemental Confirmation.

Hedge Period Reference Price:	For each Transaction, as set forth in the Trade Notification, to be the arithmetic average of the VWAP Prices for each Exchange Business Day in the Hedge Period.

Cap Price:	For each Transaction, as set forth in the Supplemental Confirmation.

Floor Price:	For each Transaction, as set forth in the Supplemental Confirmation.

Collared Percentage:	For each Transaction, as set forth in the Supplemental Confirmation.

Valuation Period:	Each Scheduled Trading Day during the period commencing on and including the first Scheduled Trading Day following the Hedge Completion Date, to and including the Valuation Date (but excluding any day(s) on which the Valuation Period is suspended in accordance with Section 5 herein).

Valuation Date:	For each Transaction, the Scheduled Valuation Date set forth in the Supplemental Confirmation (as the same may be postponed in accordance with the provisions hereof); provided that GS&Co. shall have the right to designate any earlier date (the “Accelerated Valuation Date”) on or after the First Acceleration Date to be the Valuation Date by providing notice to Counterparty of any such designation on such date.

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation.

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time” and inserting the words “at any time on any Scheduled Trading Day during the Hedge Period or Valuation Period or” after the word “material,” in the third line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs in the Hedge Period or the Valuation Period, the Calculation Agent may postpone the Hedge Completion Date or the Valuation Date, as the case may be. In such event, the Calculation Agent must determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Hedge Period or Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Hedge Period Reference Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

If a Disrupted Day occurs during the Hedge Period or the Valuation Period, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its reasonable discretion, may either (i) deem such ninth Scheduled Trading Day to be an

Exchange Business Day and determine the VWAP Price for such ninth Scheduled Trading Day and adjust the weighting of the VWAP Prices for the relevant Scheduled Trading Days during the Valuation Period as it deems appropriate for purposes of determining the Settlement Price based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares or (ii) disregard such day for purposes of determining the Settlement Price and further postpone the Valuation Date as it deems appropriate, using commercially reasonable means, to determine the VWAP Price.

Settlement Terms:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (b) if the Forward Cash Settlement Amount is negative, the Electing Party may make a settlement method election only if the Electing Party represents and warrants to GS&Co. in writing on the date it notifies GS&Co. of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning itself or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method
Election Date:	The earlier of (i) the fifth Scheduled Trading Day immediately prior to the Scheduled Valuation Date and (ii) the Accelerated Valuation Date, as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement
Amount:	An amount in the Settlement Currency equal to the sum of (i) the Number of Shares multiplied by the Collared Percentage multiplied by:

(A) if the Settlement Price is less than or equal to the Floor Price, (x) the Floor Price minus (y) the Forward Price;

(B) if the Settlement Price is greater than the Floor Price but less than or equal to the Cap Price, (x) the Settlement Price minus (y) the Forward Price; and

(C) if the Settlement Price is greater than the Cap Price, (x) the Cap Price minus (y) the Forward Price;

plus

(ii) (A) the Number of Shares multiplied by (B) (x) one minus (y) the Collared Percentage, multiplied by (C) (x) the Settlement Price minus (y) the Forward Price.

Settlement Price:	The arithmetic mean of the VWAP Prices of the Shares for each Scheduled Trading Day in the Valuation Period minus the Settlement Price Adjustment Amount.

Settlement Price Adjustment Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

VWAP Price:	For any Exchange Business Day, as determined by the Calculation Agent based on the NASDAQ 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “SMTC.Q <Equity> AQR_SEC” (or any successor thereto) or, if such price is not so reported on such Exchange Business Day for any reason, as reasonably determined by the Calculation Agent. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Net Share Settlement:

Net Share Settlement
Procedures:	If the Forward Cash Settlement Amount is positive and Counterparty has elected that Net Share Settlement applies, Net Share Settlement shall be made in accordance with the Counterparty Net Share Settlement Procedures attached hereto as Annex A. If the Forward Cash Settlement Amount is negative and Counterparty has elected that Net Share Settlement applies, GS&Co. shall deliver to Counterparty a number of Shares equal to the Net Share Settlement Amount on the Net Share Settlement Date.

GS&Co. Net Share
Settlement:	During the GS&Co. Share Settlement Valuation Period, GS&Co. or its affiliates will purchase Shares in a commercially reasonable manner in light of market conditions.

Net Share Settlement
Amount:	A number of Shares equal to the number of Shares purchased by GS&Co. (or its affiliate) during the GS&Co. Share Settlement Valuation Period in respect of the Transaction.

GS&Co. Share Settlement
Valuation Period:	The period starting on the Exchange Business Day immediately following the Valuation Date and ending on the day as of which GS&Co. (or its affiliate) purchases Shares in respect of the Transaction with an aggregate purchase price equal to the absolute value of the Forward Cash Settlement Amount.

Net Share Settlement Price:	If the Forward Cash Settlement Amount is positive, the Relevant Price on the Net Share Valuation Date, as reduced by the per Share amount of the underwriting discount and/or commissions agreed to pursuant to the equity underwriting agreement contemplated by the Counterparty Net Share Settlement Procedures.

Relevant Price:	As provided in Section 1.23(b) of the Equity Definitions; provided that Section 1.23(b) of the Equity Definitions is hereby amended by replacing each occurrence therein of “the Valuation Date or Averaging Date, as the case may be,” with the term “such day.”

Valuation Time:	As provided in Section 6.1 of the Equity Definitions; provided that Section 6.1 of the Equity Definitions is hereby amended by inserting the words “Net Share Valuation Date,” before the words “Valuation Date” in the first and third lines thereof.

Net Share Valuation Date:	The Exchange Business Day immediately following the Valuation Date.

Net Share Settlement Date:	If the Forward Cash Settlement Amount is positive, the date that is one Settlement Cycle immediately following the Valuation Date. If the Forward Cash Settlement Amount is negative, the date that is one Settlement Cycle immediately following the last day of the GS&Co. Share Settlement Valuation Period.

Reserved Shares:	Initially, 7,000,000 Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Extraordinary Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions). (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of

Merger Events and

Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Determining Party:	GS&Co.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing the reference therein to “10%” with “20% or, in the case that the person making such Tender Offer is the Counterparty or any of its subsidiaries or affiliates, 10%.”

Nationalization, Insolvency or
Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); and if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of a Merger Event, a Tender Offer, a Nationalization, an Insolvency or a Delisting, Cancellation and Payment applies to one or more Transactions hereunder (whether in whole or in part), an Additional Termination Event (with the Transactions (or portions thereof) to which Cancellation and Payment applies being the Affected Transactions, Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transactions would be cancelled pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions (to the extent applicable), Section 6 of the Agreement shall apply to such Affected Transactions; provided that if such Additional Termination Event has occurred as a result of an Acquisition Transaction Announcement (as defined below), then for purposes of calculating the amount under Section 6(e) of the Agreement in respect of such Additional Termination Event, the Floor Price and/or Cap Price shall be deemed to have been subject to Modified Calculation Agent Adjustment prior to such calculation.

Additional Disruption Events:

(a)	Change in Law:	Applicable

(b)	Insolvency Filing:	Applicable

(c)	Loss of Stock Borrow:	Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions shall be amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “at a rate of return equal to or greater than zero”.

	Hedging Party:	GS&Co.

	Determining Party:	GS&Co.

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Additional Disruption Event, any Transaction is cancelled or terminated, an Additional Termination Event (with such terminated Transaction(s) being the Affected Transaction(s), Counterparty being the sole Affected Party and the Early Termination Date being the date on which such Transaction(s) would be cancelled or terminated pursuant to Article 12 of the Equity Definitions) shall be deemed to occur, and, in lieu of Sections 12.7 and 12.8 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction(s).

Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable

Counterparty Net Share
Settlement Upon Early
Termination:	Counterparty shall have the right, in its sole discretion, in lieu of making any payment required to be made by it pursuant to Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Transaction (other than any Early Termination Date occurring as a result of a Share-for-Other or Share-for-Combined Merger Event or Tender Offer in respect of the portion of the consideration for the Shares consisting of cash), to elect to settle its obligation to pay the Early Termination Amount in Shares in accordance with the terms, and subject to the conditions, for Net Share Settlement herein by giving written notice to GS&Co. of such election on the day that the notice fixing an Early Termination Date is effective. If Counterparty elects Net Share Settlement under such circumstances: (a) the Net Share Valuation Date shall be the Early Termination Date, (b) the Net Share Settlement Date shall be deemed to be the Exchange Business Day immediately following the Early Termination Date and (c) all references to Forward Cash Settlement Amount in Annex A hereto shall be deemed references to the Early Termination Amount.

Early Termination Amount:	In respect of any Early Termination Date, the relevant amount determined pursuant to Section 6(e) of the Agreement (applying Loss).

GS&Co. Net Share Settlement
Upon Early Termination:	Counterparty shall have the right, in its sole discretion, in lieu of receiving any payment required to be made by GS&Co. pursuant to Sections 6(d) and 6(e) of the Agreement following the occurrence of an Early Termination Date in respect of the Transaction (other than any Early Termination Date occurring as a result of a Share-for-Other or Share-for-Combined Merger Event or Tender Offer in respect of the portion of the consideration for the Shares consisting of cash) elect, by written notice to GS&Co. no later than the relevant Early Termination Date, for GS&Co. to deliver to Counterparty a number of Shares with a value, as determined by the Calculation Agent using commercially reasonable means, equal to the relevant Early Termination Amount (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares on the date of early termination and the prices at which GS&Co. (or its affiliate) purchases Shares to fulfill its delivery obligations under this provision); provided that such Shares shall be delivered on a date selected by GS&Co. as promptly as practicable.

Transfer:	Neither party may transfer its rights or obligations under this Transaction except in accordance with Section 7 of the Agreement; provided however that GS&Co. may assign its rights and delegate its obligations hereunder, in whole or in part, to any affiliate (an “Assignee”) of GS&Co., effective on the date (the “Transfer Effective Date”) of delivery to Counterparty of an executed acceptance and assumption by the Assignee (an “Assumption”) of the transferred obligations of GS&Co. under this Transaction (the “Transferred Obligations”), so long as (i) Counterparty will not immediately after and as a result of the assignment be required to pay to the Assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) greater than the amount in respect of which Counterparty would have been required to pay to GS&Co. in the absence of such assignment; and (ii) Counterparty will not immediately after and as a result of the assignment receive a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement (except in respect of interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement), in excess of that which GS&Co. would have been required to so withhold or deduct in the absence of such assignment, unless the Assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such withholding or deduction. On the Transfer Effective Date, (a) GS&Co. shall be released from all obligations and liabilities arising under the Transferred Obligations; and (b) the Transferred Obligations shall cease to be a Transaction(s) under the Agreement and shall be deemed to be a Transaction under an agreement (and shall be the only Transaction under such agreement) in the form of a 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Assignee and Counterparty had executed such an agreement without any Schedule attached thereto, but with the elections specified on the first page of this Master Confirmation.

GS&Co. Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Counterparty’s Contact Details for Purpose of Giving Notice:	To be provided by Counterparty

GS&Co.’s Contact Details for Purpose of Giving Notice:	Telephone No.: (212) 902-8996
Facsimile No.: (212) 902-0112
Attention: Equity Operations: Options and Derivatives

With a copy to:
Tracey McCabe
Equity Capital Markets
One New York Plaza
New York, NY 10004
Telephone No.:
(212) 357-0428
Facsimile No.: (212) 902-3000

2. Calculation Agent. GS&Co.

3. Additional Mutual Representations, Warranties and Covenants. In addition to the representations and warranties in the Agreement, each party represents, warrants and covenants to the other party that:

(a) Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b) Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof and the provisions of Regulation D thereunder (“Regulation D”). Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

4. Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement and those contained herein, as of (i) the date hereof, (ii) the Trade Date for each Transaction hereunder and (iii) to the extent indicated below, each day during the Hedge Period and Valuation Period for each Transaction hereunder, Counterparty represents, warrants and covenants to GS&Co. that:

(a) the purchase or writing of each Transaction and the transactions contemplated hereby do not and will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act;

(b) it is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares);

(c) each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program;

(d) without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that neither GS&Co. nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including FASB Statements 128, 133 as amended, or 149, 150, EITF 00-19, 01-6 or EITF 03-6 (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project;

(e) Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(f) Counterparty shall report each Transaction as required under Regulation S-K and/or Regulation S-B under the Exchange Act, as applicable;

(g) Counterparty is not, and will not be, engaged in a “distribution” of Shares or securities that are convertible into, or exchangeable or exercisable for Shares for purposes of Regulation M promulgated under the Exchange Act (“Regulation M”) at any time during the Hedge Period or the Relevant Period for any Transaction unless Counterparty has provided written notice to GS&Co. of such distribution (a “Regulation M Distribution Notice”) not later than the Scheduled Trading Day immediately preceding the first day of the relevant “restricted period” (as defined in Regulation M); Counterparty acknowledges that any such notice may cause the Hedge Period, the Valuation Period and/or the Relevant Period to be extended or suspended pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Relevant Period” means, for any Transaction, the period commencing on the first day of the Valuation Period and ending on the 20th Exchange Business Day immediately following the end of the Valuation Period or, if there is a GS&Co. Share Settlement Valuation Period, the last day of the GS&Co. Share Settlement Period, or such earlier day as elected by GS&Co. and communicated to Counterparty on such day;

(h) Counterparty acknowledges that each Transaction is a derivatives transaction in which it has granted GS&Co. an option; GS&Co. may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction;

(i) on the Trade Date for each Transaction and on each day of the Hedge Period and the Valuation Period for such Transaction, Counterparty is not and will not be “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation;

(j) Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(k) it has not and, during the Hedge Period or the Relevant Period for any Transaction, will not enter into agreements similar to the Transactions described herein where any initial hedge period (however defined), the initial hedge period (howsoever defined), valuation period (however defined) or the relevant period (however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, valuation period or relevant period as provided in the relevant agreements) with any Hedge Period or the Relevant Period under this Master Confirmation. In the event that the initial hedge period, valuation period or relevant period in any other similar transaction overlaps with any Hedge Period or the Relevant Period under this Master Confirmation as a result of an extension of the Valuation Date pursuant to Section 5 herein, Counterparty shall promptly amend such transaction to avoid any such overlap.

5. Suspension of Hedge Period and/or Relevant Period.

(a) If Counterparty concludes that it will be engaged in a distribution of the Shares for purposes of Regulation M, Counterparty agrees that it will, on a day no later than the Scheduled Trading Day immediately preceding the start of the relevant restricted period, provide GS&Co. with a Regulation M Distribution Notice. If on any Scheduled Trading Day Counterparty delivers the Regulation M Distribution Notice in writing (and confirms by telephone) by 8:30 a.m. New York Time (the “Notification Time”) then such notice shall be effective as of such Notification Time. In the event that Counterparty delivers such Regulation M Distribution Notice in writing and/or confirms by telephone after the Notification Time, then such notice shall be effective as of 8:30 a.m. New York Time on the following Scheduled Trading Day or as otherwise required by law or agreed between Counterparty and GS&Co. Upon the effectiveness of such Regulation M Distribution Notice, the Hedge Period, Valuation Period and/or the Relevant Period, as the case may be, shall be suspended and the Hedge Period Completion Date or Valuation Date, as the case may be, shall be postponed for each Scheduled Trading Day in such restricted period; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below, including, without limitation, the requirement that such notice be made at a time at which none of Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(b) In the event that GS&Co. concludes, in its sole discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by GS&Co.), for it to refrain from purchasing Shares on any Scheduled Trading Day during the Hedge Period or Valuation Period, as the case may be, GS&Co. may by written notice to Counterparty elect to suspend the Hedge Period or Valuation Period, as the case may be, for such number of Scheduled Trading Days as is specified in the notice. The notice shall not specify, and GS&Co. shall not otherwise communicate to Counterparty, the reason for GS&Co.’s election to suspend the Hedge Period or Valuation Period, as the case may be. The Hedge Period or Valuation Period, as the case may be, shall be suspended and the Hedge Period Completion Date or Valuation Date, as the case may be, shall be postponed for each Scheduled Trading Day occurring during any such suspension.

(c) In the event that the Hedge Period or Valuation Period, as the case may be, is suspended pursuant to Section 5(a) or 5(b) above during the regular trading session on the Exchange, such suspension shall be deemed to be an additional Market Disruption Event, and the second and third paragraphs under “Market Disruption Event” shall apply.

(d) In the event that the Hedge Period or Valuation Period, as the case may be, is extended pursuant to any provision hereof (including, without limitation, pursuant to Section 11(d) below), the Calculation Agent, in its commercially reasonable discretion, shall adjust any relevant terms of the related Transaction if necessary to preserve as nearly as practicable the economic terms of such Transaction prior to such extension.

6. 10b5-1 Plan. Counterparty represents, warrants and covenants to GS&Co. that for each Transaction:

(a) Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b) Counterparty will not seek to control or influence GS&Co. to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, GS&Co.’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation, each Supplemental Confirmation and each Trade Notification under Rule 10b5-1.

(c) Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation, the relevant Supplemental Confirmation or Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

7. Counterparty Purchases.

Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of GS&Co., directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Hedge Period or Relevant Period (as extended pursuant to the provisions hereof). During this time, any such purchases by Counterparty shall be made through GS&Co., or if not through GS&Co., with the prior written consent of GS&Co., and in compliance with Rule 10b-18 or otherwise in a manner that Counterparty and GS&Co. believe is in compliance with applicable requirements, it being understood that (a) purchases of Shares by holders of employee stock options pursuant to the exercise of such employee stock options and (b) purchases or deemed purchases of Shares by Counterparty for employees of Counterparty in order to satisfy tax withholding obligations in connection with compensatory grants of Shares to such employees, in each case, shall not be considered purchases of Shares for purposes of the foregoing.

8. Additional Termination Event. The declaration of any Extraordinary Dividend by the Issuer during the Hedge Period or Valuation Period for any Transaction will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions. For the avoidance of doubt, any amount payable under Section 6(d)(ii) of the Agreement and any Special Termination Amount (as defined below) in respect of such Additional Termination Event shall be calculated without regard to such Extraordinary Dividend.

9. Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement:

(a) If a Termination Price is specified in one or more Supplemental Confirmations, then an Additional Termination Event with Counterparty as the sole Affected Party and all Transactions to which such Supplemental Confirmations relate as Affected Transactions will automatically occur without any notice or action by GS&Co. or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price. The Exchange Business Day that the price of the Shares on the Exchange at any time falls below the Termination Price will be the “Early Termination Date” for purposes of the Agreement.

(b) Notwithstanding anything to the contrary in Section 6(d) of the Agreement, following the occurrence of such an Additional Termination Event, GS&Co. will notify Counterparty of the amount owing under Section 6(e) of the Agreement within a commercially reasonable time period (with such period based upon the amount of time, determined by GS&Co. (or any of its Affiliates) in its sole discretion, that it would take to unwind any of its Hedge Position(s) related to the Transaction in a commercially reasonable manner based on relevant market indicia). For purposes of the “Counterparty Net Share Settlement Upon Early Termination” provisions herein, the date that such notice is effective shall constitute the Net Share Valuation Date and the Early Termination Date.

10. Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions, Counterparty shall,

(a) prior to the opening of trading in the Shares on any day during any Hedge Period or Valuation Period on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any Merger Transaction, notify GS&Co. of such public announcement;

(b) promptly notify GS&Co. following any such announcement that such announcement has been made; and

(c) promptly provide GS&Co. with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through GS&Co. or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Counterparty to GS&Co. that such information is true and correct. In addition, Counterparty shall promptly notify GS&Co. of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such notice may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6; and

(d) GS&Co. in its sole commercially reasonable discretion may (i) make adjustments to the terms of any Transaction, including, without limitation, the Cap Price, the Floor Price, the Hedge Period Completion Date or the Valuation Date, as the case may be, and the Settlement Price Adjustment Amount and/or suspending the Hedge Period, Valuation Period and/or the Relevant Period or (ii) treat the occurrence of such public announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transactions hereunder as the Affected Transactions.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

11. Special Provisions Regarding Acquisition Transaction Announcements. (a) Additional Termination Event. An Acquisition Transaction Announcement occurring on or after the Trade Date and prior to the end of the Valuation Period for any Transaction will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and all Transactions hereunder as the Affected Transactions. Notwithstanding anything to the contrary, each Acquisition Transaction Announcement shall be deemed to be continuing from the date of such Acquisition Transaction Announcement until the 10th Exchange Business Day following the date of such Acquisition Transaction Announcement (such period of time, the “Acquisition Transaction Announcement Period”). The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement (1) losses may be determined by reference to the fact that a Hedging Party would be unable to adjust any Hedge Position in respect of the relevant Transaction quickly enough to reflect changes in market conditions between the

Exchange Business Day immediately preceding an Acquisition Transaction Announcement and the Exchange Business Day immediately following such Acquisition Transaction Announcement (without duplication with any adjustments in respect of that event), as well as from Losses arising from the date of such Acquisition Transaction Announcement and (2) GS&Co. may (but need not) determine Losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable risk bid were used to determine Loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date.

(b) First Acceleration Date. If an Acquisition Transaction Announcement occurs on or after the Trade Date and prior to the First Acceleration Date, the First Acceleration Date shall become the date of the first Acquisition Transaction Announcement on or following the Trade Date. If the First Acceleration Date is so accelerated, the Calculation Agent may extend the length of the Relevant Period to no later than the latest final date of the Relevant Period as if the original First Acceleration Date were the Accelerated Valuation Date.

(c) Definitions. “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 25% of the market capitalization of Counterparty, (iv) a recapitalization, reclassification, binding share exchange or other similar transaction and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking which may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(d) Certain Calculation Agent Adjustments. The Calculation Agent will provide to GS&Co. and Counterparty explanations of its calculations or determinations, each made using commercially reasonable means, in reasonable detail in respect of an Acquisition Transaction Announcement. If Counterparty believes in good faith that there has been an error in any calculation in respect of an Acquisition Transaction Announcement adjustment performed by the Calculation Agent, it shall have the right to object. If the parties do not agree on such calculation, then within three Scheduled Trading Days after the Counterparty notifies the Calculation Agent of its objection, the parties will designate a mutually acceptable leading dealer in good standing in the relevant market to make the calculation, which shall be binding on the parties. If the parties cannot agree on a leading dealer, then each party shall appoint a leading dealer in good standing in the relevant market and the appointed leading dealers shall together appoint a third leading dealer as Calculation Agent for making the relevant calculation. The parties agree and acknowledge that the economic intent of the parties is to preserve after an Acquisition Transaction Announcement the fair value of the Transaction prior to the Acquisition Transaction Announcement notwithstanding changes to the trading price of the Shares following such Acquisition Transaction Announcement.

(e) Remedies Cumulative. For the avoidance of doubt, the occurrence of an Acquisition Transaction Announcement is both an Additional Termination Event and a Potential Adjustment Event and the rights and remedies resulting from it being classified as either may each be exercised hereunder.

12. Special Calculation and Settlement Following Early Termination. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation hereunder, in the event that an Early Termination Date occurs or is designated with respect to one or more Transactions (each an “Elected Transaction” and collectively, the “Elected Transactions”), then GS&Co. may elect, in its sole discretion, by notice to Counterparty, to have Counterparty deliver the Number of Early Settlement Shares to GS&Co. on the date that such notice is effective and either (x) if such amount is positive, GS&Co. shall pay to Counterparty the Special Termination Amount or (y) if such amount is negative, Counterparty shall either (1) pay to GS&Co. the absolute value of the Special Termination Amount or (2) elect for the provisions set forth opposite “Counterparty Net Share Settlement Upon Early Termination” or “GS&Co. Net Share Settlement Upon Early Termination”, as the case may be, to apply except that all references in such provision to “the Early Termination Amount” shall be replaced with references to “the Special Termination Amount”.

To the extent that Counterparty elects to deliver Early Settlement Shares to GS&Co. accompanied by an effective Registration Statement (as defined in Annex A and satisfactory to GS&Co. in its sole discretion) covering such Shares, Counterparty must be in compliance with the applicable conditions specified in paragraph 3 in Annex A hereto at the time of such delivery. If Counterparty elects to deliver Unregistered Settlement Shares (as defined in Annex A) to GS&Co., Counterparty and GS&Co. will negotiate in good faith on acceptable procedures and documentation relating to the sale of such Unregistered Settlement Shares. Counterparty and GS&Co. agree that the payment of the Special Termination Amount and the delivery of the Early Settlement Shares satisfy in full any obligation of a party to make any payments pursuant to Section 6(e) of the Agreement or Article 12 of the Equity Definitions, as the case may be, in respect of the Elected Transactions.

“Number of Early Settlement Shares” means a number of Shares (“Early Settlement Shares”) as determined by GS&Co. in a good faith and commercially reasonable manner based on its or any of its Affiliates’ Hedge Positions with respect to the Elected Transactions under this Master Confirmation.

“Special Termination Amount” means the sum of (a) the product of (i) the Number of Early Settlement Shares multiplied by (ii) a per Share price (the “Early Termination Price”) determined by GS&Co. in a good faith and commercially reasonable manner based on relevant market indicia, including GS&Co.’s funding costs associated with Early Settlement Shares and costs incurred or estimated to be incurred by GS&Co. in connection with the purchase and sale of Shares in order to close out GS&Co.’s or any of its Affiliates’ Hedge Positions with respect to each Affected Transaction and, in the event that Counterparty delivers Unregistered Shares to GS&Co., whether GS&Co. and Counterparty have agreed on acceptable procedures and documentation relating to such Unregistered Shares as described above and (b) any amount owing under Section 6(e) of the Agreement, in respect of the Elected Transactions by GS&Co. to Counterparty (expressed as a positive number) or by Counterparty to GS&Co. (expressed as a negative number).

13. Acknowledgments. The parties hereto intend for:

(a) each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(b) the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(c) a party’s right to liquidate or terminate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(d) all payments for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

14. Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

15. Limitation on Set-off. (a) Notwithstanding anything to the contrary in the Agreement or the Equity Definitions, the calculation of any Settlement Amounts and Unpaid Amounts shall be calculated separately for (A) all Terminated Transactions in the Shares of the Counterparty that qualify as equity contracts (as defined under U.S. GAAP) (collectively, the “Equity Shares”) as determined by the Calculation Agent and (B) all other Terminated Transactions under the Agreement including, without limitation, Transactions in Shares other than those of the Counterparty (collectively, the “Other Shares”) and the netting and set-off provisions of the Agreement shall only operate to provide netting and set-off (i) among Terminated Transactions in the Equity Shares and (ii) among Terminated Transactions in the Other Shares. In no event shall the netting and set-off provisions of the Agreement operate to permit netting and set-off between Terminated Transactions in the Equity Shares and Terminated Transactions in the Other Shares.

(b) The parties agree that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or an Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 15.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 15 shall be effective to create a charge or other security interest. This Section 15 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(c) Notwithstanding anything to the contrary in the foregoing, GS&Co. agrees not to set off or net amounts due from Counterparty with respect to any Transaction against amounts due from GS&Co. to Counterparty with respect to contracts or instruments that are not Equity Contracts. “Equity Contract” means any transaction or instrument that does not convey rights to GS&Co. senior to claims of common stockholders in the event of Counterparty’s bankruptcy.

16. Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) The first sentence of Section 11.2(c) of the Equity Definitions, is hereby restated in its entirety to read as follows: “If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent may determine whether such Potential Adjustment Event has an effect on the value of the relevant Shares or the theoretical value of options on the Shares and, if so, may (i) make appropriate adjustment(s), if any, to any one or more of, the Forward Price, the Forward Floor Price, the Forward Cap Price, the Knock-in Price, the Knock-out Price, Settlement Price Adjustment Amount, Cap Price, Floor Price and the relevant Number of Shares and, in any case, any other variable relevant to the exercise, settlement, payment or other terms of that Transaction as the Calculation Agent determines appropriate and commercially reasonable to preserve the economic intent of the parties, taking into account a theoretical hedge position (and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares) and (ii) determine the effective date(s) of the adjustment(s).”;

(ii) Sections 11.2(a) and 11.2(e)(vii) of the Equity Definitions are each hereby amended by deleting the phrase beginning with “diluting or concentrative” through the end of the sentence and replacing them with “an effect on the value of the relevant Shares or the theoretical value of options on the Shares” at the end thereof; and

(iii) Section 11.2(e)(vii) of the Equity Definitions is further amended by renumbering it as Section 11.2(e)(viii) of the Equity Definitions and adding the following as 11.2(e)(vii) of the Equity Definitions: “(vii) an Acquisition Transaction Announcement;”.

17. Payment Date Upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.

18. Delivery on Initial Settlement Date. GS&Co. shall satisfy its obligation to deliver Shares on the Initial Settlement Date by making two or more separate deliveries of Shares on or prior to the Initial Settlement Date, as determined by GS&Co. in its sole discretion, each of which shall be of less than 9.5% of the number of Shares outstanding on such day, it being understood that the aggregate number of Shares so delivered shall be equal to the Number of Shares.

19. Claim in Bankruptcy. GS&Co. agrees that in the event of the bankruptcy of Counterparty, GS&Co. shall not have rights or assert a claim that is senior in priority to the rights and claims available to the shareholders of the common stock of Counterparty.

20. Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification and all matters arising in connection with the Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine).

21. Offices.

(a) The Office of GS&Co. for each Transaction is: One New York Plaza, New York, New York 10004.

(b) The Office of Counterparty for each Transaction is: 200 Flynn Road, Camarillo, California 93012-8790.

22. Arbitration. The Agreement, this Master Confirmation, each Supplemental Confirmation and each Trade Notification are subject to the following arbitration provisions:

(a) All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b) Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c) The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d) The arbitrators do not have to explain the reason(s) for their award.

(e) The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f) The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(g) The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

Counterparty agrees that any and all controversies that may arise between Counterparty and GS&Co., including, but not limited to, those arising out of or relating to the Agreement or any Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.”

23. Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

24. Counterparty hereby agrees (a) to check this Master Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to any particular Transaction to which this Master Confirmation relates, by manually signing this Master Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Debra Tageldein
Authorized Signatory

Agreed and Accepted By: SEMTECH CORPORATION

By:	/s/ Emeka Chukwu
Name:	Emeka Chukwu
Title:	Chief Financial Officer

SCHEDULE A

SUPPLEMENTAL CONFIRMATION

To:	Semtech Corporation 200 Flynn Road Camarillo, California 93012-8790

From:	Goldman, Sachs & Co.

Subject:	Collared Accelerated Stock Buyback

Ref. No:	SDB1625780862

Date:	[Insert Date]

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Semtech Corporation (“Counterparty” and, together with GS&Co., the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between GS&Co. and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1. This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of May 30, 2007 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.

2. The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ], 2007

Number of Shares:	[ ]

Initial Share Price:	USD[ ] per Share.

Initial Purchase Price:	USD[ ]

Hedge Period Completion Date:	As set forth in the Trade Notification, but in no event later than [ ].

Scheduled Valuation Date:	[As set forth in the Trade Notification, to be the date that follows the Hedge Completion Date by [ ] months.]

First Acceleration Date:	[As set forth in the Trade Notification, to be the date that follows the Hedge Completion Date by [ ] months.]

[Settlement Price Adjustment Amount:	USD[ ] per Share]

Cap Price:	As set forth in the Trade Notification, an amount equal to [ ]% of the Hedge Period Reference Price.

Floor Price:	As set forth in the Trade Notification, an amount equal to [ ]% of the Hedge Period Reference Price.

Collared Percentage:	[ ]%

Termination Price:	USD8.00 per Share

A-1

[Increase/Decrease in Reserved Shares]:	[ ] Shares

Counterparty Additional Payment Amount:	USD[zero]

Ordinary Dividend Amount:	USD[zero]

3. Counterparty represents and warrants to GS&Co. that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during the four full calendar weeks immediately preceding the Trade Date.

4. This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by GS&Co.) correctly sets forth the terms of the agreement between GS&Co. and Counterparty with respect to this Transaction, by manually signing this Supplemental Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, facsimile No. 212-428-1980/83.

Yours sincerely,

GOLDMAN, SACHS & CO.

By:
Authorized Signatory

Agreed and Accepted By:

SEMTECH CORPORATION

By:
Name:
Title:

SCHEDULE B

To:	Semtech Corporation 200 Flynn Road Camarillo, California 93012-8790

From:	Goldman, Sachs & Co.

Subject:	Collared Accelerated Stock Buyback

Ref. No:	SDB1625780862

Date:	[Insert Date]

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into between Goldman, Sachs & Co. (“GS&Co.”) and Semtech Corporation (“Counterparty”) (together, the “Contracting Parties”) on the Trade Date specified below.

This Trade Notification supplements, forms part of, and is subject to the Supplemental Confirmation dated as of [Insert Date of Supplemental Confirmation] (the “Supplemental Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. The Supplemental Confirmation is subject to the Master Confirmation dated as of May 30, 2007 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation and the Supplemental Confirmation govern this Trade Notification except as expressly modified below.

Trade Date:	[ ], 2007

Hedge Completion Date:	[ ]

[Scheduled Valuation Date:	[ ]]

[First Acceleration Date:	[ ] (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).]

Hedge Period Reference Price:	USD[ ]

Cap Price:	USD[ ]

Floor Price:	USD[ ]

Yours sincerely,

GOLDMAN, SACHS & CO.

By:
Authorized Signatory

ANNEX A

COUNTERPARTY NET SHARE SETTLEMENT PROCEDURES

1. The following Net Share Settlement Procedures shall apply to the extent that Counterparty has elected that Net Share Settlement applies under the Master Confirmation:

2. Net Share Settlement shall be made by delivery on the Net Share Settlement Date of a number of Shares satisfying the conditions set forth in paragraph 3 below with a value equal to the Forward Cash Settlement Amount (the “Registered Settlement Shares”), with such Shares’ value based on the Net Share Settlement Price, or a number of Shares not satisfying such conditions with a value equal to the Forward Cash Settlement Amount (the “Unregistered Settlement Shares”), with such Shares’ value based on the value thereof to GS&Co. (which value shall take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent.

3. Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a) a registration statement covering public resale of the Registered Settlement Shares by the GS&Co. (the “Registration Statement”) shall have been filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to GS&Co., in such quantities as GS&Co. shall reasonably have requested, on or prior to the date of delivery;

(b) the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to GS&Co. (provided, that GS&Co. acknowledges that for so long as Counterparty is not eligible to effect the Registration Statement on Form S-3, GS&Co. will not withhold its consent to the form or content of the Registration Statement or Prospectus on the basis that the Registered Settlement Shares will not be available for continuous distribution);

(c) as of or prior the date of delivery, GS&Co. and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to GS&Co., in its discretion; and

(d) as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with GS&Co. in connection with the public resale of the Registered Settlement Shares by GS&Co. substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to GS&Co., which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates.

4. If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a) all Unregistered Settlement Shares shall be delivered to GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b) as of or prior to the date of delivery, GS&Co. and any potential purchaser of any such shares (each of which shall be a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or a “qualified purchaser” as defined in the Investment Company Act of 1940, as amended) from GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) identified by GS&Co. shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them); and

(c) as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with GS&Co. (or any affiliate of GS&Co. designated by GS&Co.) in connection with the private placement of such shares by Counterparty to GS&Co. (or any such affiliate) and the private resale of such shares by GS&Co. (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to GS&Co., which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, GS&Co. and its affiliates, and shall provide for the payment by Counterparty of all fees and expenses in connection with such resale, including all fees and expenses of counsel for GS&Co., and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales (including through the use of customary transfer restrictions and legends on the Unregistered Settlement Shares).

5. GS&Co., itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to GS&Co. pursuant to paragraph 6 below commencing on the Net Share Settlement Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by GS&Co., is equal to the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by GS&Co., the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the Forward Cash Settlement Amount, GS&Co. will refund, in U.S. Dollars, such excess to Counterparty on the date that is three (3) Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, GS&Co. shall return to Counterparty on that date such unsold Shares.

6. If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the Forward Cash Settlement Amount (the amount in U.S. Dollars by which the Net Proceeds are less than the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to GS&Co., through the Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to GS&Co. additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by GS&Co. in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to GS&Co. further Makewhole Shares until such Shortfall has been reduced to zero.

7. Notwithstanding the foregoing, in no event shall the number of Settlement Shares, be greater than the Reserved Shares minus the amount of any Shares actually delivered under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A – B

Where	A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.